Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated October 29, 2019, relating to the consolidated financial statements of PURE Bioscience, Inc., for the year ended July 31, 2019, which report includes explanatory paragraphs relating to the change in the method of accounting for revenue and the uncertainty of the Company’s ability to continue as a going concern, appearing in this Post-Effective Amendment No. 4 to Form S-1 (No. 333-215915), and to the reference to us under the heading “Experts”.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
October 31, 2019